Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate

Contact	Media: Marvin Brown (281) 591-4212 or Bruce Bullock (281) 591-4429
Investors: Maryann Seaman (312) 861-6414

FMC Technologies Announces Update on Sonatrach Project

HOUSTON, March 30, 2005 – FMC Technologies, Inc. (NYSE: FTI) announced today that its FMC SOFEC Floating Systems subsidiary expects higher costs associated with the installation of an offshore oil loading project in Algeria for Sonatrach-TRC, the Algerian Oil and Gas Company. The total cost increase is approximately $18 million, or $0.16 per diluted share, and will be reflected in the first quarter results for 2005.

These cost increases come from several areas. A portion of these costs relates to extended testing and installation costs of the offshore pipelines. These costs and the associated delays were caused in part by bad weather conditions and in part by sealing issues discovered during the final testing of pipeline connections. Additional costs were also incurred due to engineering design changes at three onshore pump stations. Lastly, project engineering and project management costs have increased as a result of these additional onshore and offshore requirements.

These estimates of total project costs reflect management’s best estimates. There may be additional costs, which are difficult to forecast with current information, as the project proceeds toward its commissioning. The offshore oil loading project contract was awarded in 2002 and is scheduled for completion in the third quarter of 2005.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2004 Annual Report on Form 10-K. The

FMC Technologies Announces Update on Sonatrach Project - 2

Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.